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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:          October 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Walke Associates, Inc. and
   Walke                 David
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   (Last)               (First)              (Middle)

   c/o FIND/SVP, Inc.
   625 Avenue of the Americas
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                        (Street)

   New York              New York             10011
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   November 21, 2001
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol


   FIND/SVP, INC. (FSVP)
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5. Relationship of Reporting Person to Issuer
   (check all applicable)

   [ ] Director
   [X] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instruction 4)        Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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Common Stock                   1,344,182                 D(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, See
  Instruction 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7/96)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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Warrants                     (2)      10/31/06        Common Stock        105,556         $0.80             D
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Warrants                     (2)      7/27/07         Common Stock        105,555         $0.80             D
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(1) These shares are held by Walke Associates, Inc. David Walke is the sole shareholder, director and officer of Walke Associates, Inc.
(2) Presently exercisable.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form if filed by more than one reporting person, See
  Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


By: /s/ David Walke                   November 30, 2001
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   David Walke, individually                    Date
   and on behalf of Walke Associates, Inc.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.